Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of

Allied Motion Technologies Inc. and Subsidiaries:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 11, 2013, with respect to the consolidated balance sheets of Allied Motion Technologies Inc. and subsidiaries as of December 31, 2012 and 2011 and the related consolidated statements of operations, stockholders’ investment and comprehensive income and cash flows for the years then ended, which report appears in the December 31, 2012 annual report on Form 10-K of Allied Motion Technologies Inc.

Denver, Colorado
March 19, 2013
/s/ EKS&H LLLP